Exhibit 99.1

        Callaway Golf Company Continues CEO Search and Strategic Review

     CARLSBAD, Calif.--(BUSINESS WIRE)--June 23, 2005--Callaway Golf Company (NYSE:ELY) today confirmed that it is continuing its previously announced search for a new chief executive officer. As part of that process, the Board of Directors is also conducting a full review of the strategic alternatives for the Company, and is working with investment banking firm Lazard to assist in these efforts.
     The Company also confirmed that it has received unsolicited indications of interest from various parties from time to time. However, no firm offers have been made, no substantive discussions are currently under way, and neither the Board nor the senior management team has reached any decisions regarding the preferred strategic direction for the Company. There can be no assurance that the consideration of various strategic alternatives by the Company will lead to any transaction or other action by the Company.
     Lead Independent Director Ronald S. Beard commented, "We feel that this is an opportune time to explore a full range of strategic alternatives that could enhance shareholder value. The Board and management continue to work closely to identify our next CEO, who will be taking the reins at a time when the Company is seeing improving results reflecting the strong market acceptance of its products. The Company is also in the process of launching two new tour-proven products -- the Big Bertha FT-3 Fusion Driver (announced June 21, 2005) which has already achieved great success in the hands of Phil Mickelson, Annika Sorenstam and recent U.S. Open Champion Michael Campbell, and the new HX Tour 56 golf ball (announced June 15, 2005). We believe these terrific new products will further enhance the competitive position of Callaway Golf in the market."
     The Company expects to pre-release expected sales and earnings information for the second quarter during the first full week of July, with full financial reports later that month.
     Statements in this press release that relate to future plans, events or prospects, including statements relating to future competitive position, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties and actual results may differ materially from those anticipated in these forward-looking statements. The factors that may cause such differences include, but are not limited to, the ability of the Company to identify and execute viable strategic alternatives; delays, difficulties or unanticipated costs in integrating recently acquired Top-Flite Golf assets, brands and businesses; overall economic conditions and other business factors. For additional information concerning these and other risks and uncertainties, see Part I, Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
     Through an unwavering commitment to innovation, Callaway Golf creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf(R), Top-Flite(R), Odyssey(R) and Ben Hogan(R) brands. For more information visit www.callawaygolf.com.


     CONTACT: Callaway Golf Company
              Larry Dorman/Patrick Burke, 760-931-1771